Exhibit 4.11

SILICON GRAPHICS, INC.

6.50% Senior Secured Convertible Notes Due 2009

SECOND SUPPLEMENTAL INDENTURE

Dated September 18, 2006

U.S. BANK NATIONAL ASSOCIATION

TRUSTEE

SECOND SUPPLEMENTAL INDENTURE, dated September 18, 2006, by and between SILICON GRAPHICS, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, not in its individual capacity but solely as Trustee (the “Trustee”) under the Indenture (as defined herein).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of December 24, 2003 (the “Indenture”), pursuant to which the Company issued $224,356,000 aggregate principal amount of 6.50% Senior Secured Convertible Notes Due 2009 (the “Securities”);

WHEREAS, as of the Effective Date (as defined herein) of this Second Supplemental Indenture $188,587,000 aggregate principal amount of the Securities were outstanding;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities with the written consent of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of the Securities outstanding;

WHEREAS, the Company and certain of its subsidiaries have sought to obtain debtor in possession financing from Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, Inc., Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC, and Encore Fund, L.P. (collectively, the “DIP Lenders”) in the form of revolving and term loans pursuant to the terms and on the conditions set forth in the $130,000,000 Post-Petition Loan and Security Agreement, dated as of June 28, 2006 (the “DIP Agreement”), by and among Silicon Graphics, Inc., Silicon Graphics Federal, Inc., and Silicon Graphics World Trade Corporation, on the one hand, and Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, Inc., Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC, and Encore Fund, L.P., on the other hand, and the proposed order approving such financing attached hereto as Exhibit A which shall be secured by a lien senior to the lien on the Collateral granted to the Securityholders under the Security Agreement;

WHEREAS, holders or beneficial owners or investment managers or advisers for the beneficial owners of not less than $94,482,087 in aggregate principal amount of the Securities outstanding, constituting not less than 50.1 percent (50.1%) of the outstanding Securities, have consented to the amendments set forth in this Second Supplemental Indenture, subject to the closing of the DIP Agreement;

WHEREAS, all acts and things prescribed by the Indenture to make this Second Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Securities as follows:

ARTICLE I

Section 1.01. This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. Notwithstanding anything herein to the contrary, this Second Supplemental Indenture shall be deemed effective as of June 26, 2006 (the “Effective Date”).

ARTICLE II

Section 2.01. Upon the Effective Date of this Second Supplemental Indenture pursuant to Section 1.02 above, the text of Section 4.06(e) of the Indenture shall be deemed deleted in its entirety and replaced with the following:

“(e) (i) other indebtedness to banks or other institutional lenders in the form of revolving credit loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like, including the Secured Credit Facility as it may be extended, refinanced, renewed or replaced, provided that the aggregate principal amount of such other indebtedness at any time outstanding does not exceed $100 million, provided further that the amount set forth in this clause (e) may be increased to permit as necessary the term loans under the $130,000,000 Post-Petition Loan and Security Agreement, dated as of June 28, 2006, by and among Silicon Graphics, Inc., Silicon Graphics Federal, Inc., and Silicon Graphics World Trade Corporation, on the one hand, and Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, Inc., Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC, and Encore Fund, L.P., on the other hand; or”.

Section 2.02. Upon the Effective Date of this Second Supplemental Indenture pursuant to Section 1.02 above, the text of the defined term “Senior Priority Lien” of Section 1.01 of the Indenture shall be deemed deleted in its entirety and replaced with the following:

““Senior Priority Lien” means any lien on the Collateral created by the Company that is senior to the lien granted to the Securityholders under the Security Agreement and that secures debt permitted under section 4.06(e) of this Indenture, including, but not limited to the liens created under the Secured Credit Facility and under the $130,000,000 Post-Petition Loan and Security Agreement, dated as of June 28, 2006, by and among Silicon Graphics, Inc., Silicon Graphics Federal, Inc., and Silicon Graphics World Trade Corporation, on the one hand, and Morgan Stanley Senior Funding, Inc., Wells Fargo Foothill, Inc., Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC, and Encore Fund, L.P., on the other hand.”

ARTICLE III

Section 3.01. Except as specifically modified herein, the Indenture and the Securities are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. This Second Supplemental Indenture shall be governed and construed in accordance with the applicable terms and provisions of the Indenture as supplemented hereby, which terms and provisions are incorporated herein by reference, as if this Second Supplemental Indenture were the “Indenture” referred to therein.

Section 3.04. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 3.05. Upon the Effective Date, this Second Supplemental Indenture shall form a part of the Indenture for all purposes replacing in all respects (a) Section 4.06(e) of the Indenture with the language set forth in Section 2.01 hereof and (b) the defined term “Senior Priority Lien” of Section 1.01 of the Indenture with the language set forth in Section 2.02 hereof. Every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Second Supplemental Indenture (whether or not made), unless the context shall otherwise require.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY

SILICON GRAPHICS, INC.

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Senior Vice President and Chief Financial Officer

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James E. Murphy
Name:	James E. Murphy
Title:	Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE

(6.50% SENIOR SECURED CONVERTIBLE NOTES DUE 2009)